UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): December 2, 2005

Axesstel, Inc.

(Exact Name of Registrant as Specified in Charter)

Nevada	001-32160	91-1982205
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6815 Flanders Drive, Suite 210, San Diego, California	92121
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (858) 625-2100

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On December 5, 2005, we entered into an indemnification agreements with Scott Fox following his election to serve on our board of directors. We have previously entered into similar agreements with our other directors and officers. Generally, these agreements attempt to provide the maximum protection permitted by law with respect to indemnification. The indemnification agreements provide that we will maintain directors’ and officers’ liability insurance in reasonable amounts from established insurers, subject to certain limitations. The indemnification agreements also provide for partial indemnification for a portion of expenses incurred by a director or officer even if he is not entitled to indemnification for the total amount. We believe these indemnification agreements are necessary to attract and retain qualified persons as directors and officers.

Item 2.02.	Results of Operations and Financial Condition.

On December 5, 2005, we announced that due to a variety of factors, including delays relating to new product introduction with some of our largest customers, our revenue for the fourth quarter 2005 may be less than the low end of guidance of $17 million previously provided. Additionally, we withdrew our full-year financial guidance for 2005, and we have suspended issuance of future financial guidance until further notice. These announcements were made in a press release dated December 5, 2005, which is attached to this current report on Form 8-K as Exhibit 99.1 and incorporated by reference herein.

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(b) Effective December 2, 2005, Harry Casari resigned as a member of our board of directors and chair of the board’s audit committee and member of the board’s compensation, nominating and governance, and executive committees.

On December 5, 2005, David L. Morash resigned from his positions as our president and chief financial officer, and also resigned as a member of our board of directors. Mr. Morash served as our principal financial officer and principal accounting officer.

(d) On December 5, 2005, our board of directors appointed Scott Fox and Roland A. Van der Meer to serve as Class III directors and will serve on our Board until our 2008 annual meeting of stockholders or until their respective earlier resignation or removal.

Since June 2004, Mr. Fox has served as chairman and chief executive officer of Global View Partners, Inc., a privately-held mergers and acquisitions, investment and strategic consulting company. From August 2002 to May 2004, he was co-founder of Digital Orchid, Inc., a developer and distributor of wireless content and applications for entertainment, sports and gaming. From May 1999 to July 2002, Mr. Fox served as group vice president of Wireless Facilities, Inc., a wireless communications company. Mr. Fox holds a BSEE from the University of Florida and has completed executive business and strategy courses at the Wharton School of Business.

Roland Van der Meer has served since 1997 as a partner with ComVentures, which invests in technologies and early stage communications companies. Before co-founding ComVentures, he served as a partner with Partech International, co-founded Communications Ventures, and spent several years with Hambrecht & Quist Venture Partners. Early in his career, he held engineering positions with GTE Labs and Sprint. He holds a BSEE from the University of Pennsylvania and a BSE from the Wharton School.

There are no arrangements or understandings pursuant to which the new directors were selected as a director. Mr. Van der Meer is a partner with ComVentures which has purchased an aggregate of 1,603,605 shares of our common stock pursuant to three separate stock purchase agreements. However, those stock purchase agreements do not provide ComVentures with the right to nominate or appoint board members. The new directors were appointed upon the recommendation of our board’s nominating and governance committee, which had considered qualification guidelines previously adopted by the board, as well as the board’s current composition and our operating requirements.

Mr. Fox was also appointed to serve as chair of our board’s audit committee. No other committee appointments were made. The board of directors determined that Messrs. Fox and Van der Meer are independent directors under applicable SEC and American Stock Exchange rules, and that Mr. Fox qualifies as an “audit committee financial expert,” as contemplated by Item 401(e) of Regulation S-B.

In consideration of their services as members of our board, Messrs. Fox and Van der Meer will each receive 45,000 restricted shares of our common stock, vesting one-third upon grant and one-third upon each of the first and second anniversaries of their appointment to the board. Additionally, Mr. Fox will receive cash compensation paid to our non-employee directors, which is currently $7,500 per calendar quarter. Mr. Van der Meer will receive no cash compensation for his board services.

The resignations of Messrs. Casari and Morash and the appointments of Messrs. Fox and Van der Meer were announced in a press release, which is attached to this current report on Form 8-K as Exhibit 99.1 and incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits

(a)	Exhibits

99.1	Press release dated December 5, 2005

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Axesstel, Inc.

By:	/s/ Mike H.P. Kwon
Mike H.P. Kwon
Chief Executive Officer

Date: December 6, 2005